EXHIBIT 99.1

[CHART INDUSTRIES, INC. LETTERHEAD]

New York Stock Exchange Advises Chart Industries
That Its Stock Has Fallen Below Minimum Listing Standards

CLEVELAND, OH—November 4, 2002—Chart Industries, Inc. (NYSE: CTI) today announced that it recently has been notified by the New York Stock Exchange (NYSE) that its common stock is below the NYSE’s criteria for continued listing because the average closing price of its stock over a consecutive 30-trading-day period before notification was less than $1.00.

In accordance with NYSE rules, the Company has acknowledged to the NYSE receipt of this notification and its intention to cure this deficiency by implementing several measures. Unless the trading price of its stock substantially improves before the Company mails its proxy materials for its next annual meeting, to ensure meeting NYSE standards, the Company plans to seek stockholder approval of a reverse stock split at its next annual meeting. The ratio for the reverse stock split would be set by the Company’s Board of Directors at a level that would be expected to result in a common stock price substantially above $1.00 after the split.

In addition, the Company is actively pursuing several financial restructuring initiatives in order to improve the Company’s financial condition and reduce its leverage. This includes a potential substantial equity investment in the Company, and it is in advanced negotiations with one investor group to that end. The Company is also considering alternatives with its senior lenders regarding a restructuring of the Company’s outstanding senior debt. At the same time, the Company has advanced the possible sale of several non-core assets, the proceeds from which will be used to reduce debt.

Under NYSE guidelines, the Company must return its share price and average share price back above $1.00 by six months following receipt of the NYSE’s notification, or promptly after its next annual meeting of stockholders if the Company implements a stockholder approved corporate action in order to return to compliance. If the Company fails to return to compliance during this time period, the NYSE has notified the Company that it will commence suspension and delisting procedures. There can be no assurance that the Company will be able to cure the deficiency by completing a reverse stock split or by some other course of action.

This release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, continued slowdowns in the Company’s major markets, the impact of competition, the timing and effectiveness of operational changes and restructuring initiatives expected to increase efficiency and productivity and reduce operating costs, the Company’s ability to satisfy covenants and make required principal payments or prepayments under its credit facilities, the Company’s success in restructuring its debt arrangements, obtaining additional sources of capital and selling certain assets and the ultimate terms and conditions of such transactions, the Company’s ability to satisfy the NYSE’s continued listing requirements and remain listed on the NYSE, changes in worldwide economical and political conditions, the threat of terrorism and the impact of responses to that threat, the Company’s ability to pass on increases in raw material prices, and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

Contact: Michael F. Biehl
Chief Financial Officer
440-753-1490